Exhibit 10.1

December 24, 2012

Dirk A. Montgomery

11824 Shire Wycliffe Court

Tampa, Florida 33626

Dear Dirk;

We are pleased to offer you the position of Chief Financial Officer at Ascena Retail Group, Inc. (“Ascena”). This position will be based in the Ascena Home Office in Suffern, NY. You will report directly to me, David Jaffe, CEO.

This offer is based upon a mutually acceptable start date, to be determined. The compensation and benefits package outlined in this offer assumes a start date prior to January 26th , 2013, the last day of our Fiscal Season. The plan design of the company’s benefits package is subject to change at any time.

Base salary, Incentive, Stock and Miscellaneous

•	Your annualized salary will be $575,000 (paid bi-weekly). This position is classified as “exempt”. You will be eligible for your first merit evaluation October 2013.

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Annually, you will be eligible for a target bonus of 90% of your base salary (pays up to a maximum of 200%) which is based on a combination of individual performance and company results. The bonus will be paid out in two portions following the end of each six month fiscal season (Fall and Spring). Your first eligibility will begin the second half of our FY 2013 (Spring, 2013). You will be guaranteed at least target level payout for the first season of your bonus, Spring FY13, paid at the conclusion of the season, usually in September. The bonus stipulates that you must be employed by Ascena at the time of the bonus payout.

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You will be recommended to receive 25,000 non-qualified stock options of Ascena Common Stock (symbol ASNA) under the Company’s stock option plan. This recommendation will be made at the next, regularly scheduled quarterly Compensation Committee Meeting of the Board of Directors. As of the date of this approval, these options will be granted and the price will be determined. Vesting will begin on the one year anniversary of the approval date, and these options will have a 4 year vesting schedule with 25% vesting each year.

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Stock options are generally awarded in the first quarter of the fiscal year (typically in October). You will be eligible to be considered for stock options in fall 2013 (subject to Board of Directors approval). The price and timing of the options will be established by the Board of Directors. These options will be vested over 4 years with 25% vested at the end of each year. Going forward, you will be eligible for options on an annual basis.

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You will be recommended to receive 45,000 restricted stock units (RSUs) of Ascena Common Stock. This recommendation will be made at the next, regularly scheduled quarterly Compensation Committee Meeting of the Board of Directors. These RSUs will have a 6 year vesting schedule, with the following schedule: 10% upon each of the first three anniversaries, 15% upon the fourth anniversary, 20% upon the fifth anniversary and 35% upon the sixth year anniversary.

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You will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP). This Plan awards the LTIP at the end of a 3-year performance period based on the level of achievement of company financial goals established at the beginning of the performance period. The LTIP will be paid out and vest upon Compensation Committee approval at the conclusion of the 3-year performance period. You will be eligible to participate in the 2015 LTIP (FY2013-FY2015) provided that your start date is prior to January 26th , 2013 (last day of the Fall Season). Each year the company intends to offer a new 3-year LTI Plan.

•	Stock Purchase Plan: You are eligible after one year of full-time employment to purchase Ascena stock at a discounted price in accordance with the Ascena Stock Purchase Plan.

Relocation

•	You will be reimbursed for relocation expenses under the provision of the Ascena Executive level Relocation Policy. Please see enclosed plan and summary.

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In the event you resign your employment for any reason whatsoever, or (i) are dismissed by Ascena Retail Group, Inc. due to a violation of company policy; or (ii) Code of Ethics violation; or (iii) conduct giving rise to immediate discharge prior to the second anniversary of your employment with Ascena Retail Group, Inc., then you will be responsible for repaying to Ascena Retail Group, Inc., all of the amounts paid by the Company on your behalf or reimbursed in connection with the relocation of your residence as set forth in the prorated repayment schedule within ninety (90) days of the cessation of your employment. Please review and sign the attached repayment agreement.

Deferred Compensation

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You will be eligible to participate in the Executive Retirement Plan (ERP). ERP is a non-qualified plan for executives sponsored by Ascena Retail Group, Inc. ERP provides you with the following benefits:

•	Ability to defer salary and bonus income. For the 2013 plan year the match is the first 5% that you defer will be matched at 100%;

•	Earnings accumulate tax deferred;

•	Systematic savings through payroll deduction;

•	No excise tax penalties for early distribution;

•	Self-directed investment accounts.

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If you choose not to participate in the ERP and you are considered by the IRS to be a “Highly Compensated Associate”, your contribution rate is limited to 2% in the Ascena Retail Group, Inc.’s 401(k) plan.

Time Off Awards

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Vacation: You will accrue and be awarded vacation time with each pay period. The payroll system will calculate your accrual each pay period up to 20 days per year. Any accrued but unused vacation will be paid upon termination.

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Choice Time: You will be awarded 7 days of Choice time on February 1, 2013. You will be awarded Choice time each February 1st thereafter. You may use Choice time any way you want (e.g. if you’re sick, to care for a child, or simply as a day off). All unused Choice time as of January 31st each year, will be carried forward into Sick Bank. You may accrue up to 300 hours of unused Choice time in Sick Bank. Sick Bank may be used for an illness for yourself or for a family member after you have exhausted all of your Choice time awarded for the year. Sick Bank time may also be used when you are on an approved family or medical leave. Choice days and Sick Bank days are not payable upon termination.

•	Holiday pay for the following days: New Year’s, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving and Christmas. Holiday pay is not payable upon termination.

Benefits

•	Details of the complete benefit package are included in our Benefits Guide, see attached. At a glance, these benefits include:

•	Medical and Prescription

•	Dental

•	Vision

•	Life Insurance

•	Short-Term and Long-Term Disability

•	Education Assistance

•	Adoption Assistance

•	Scholarship Program

•	Dimes from the Heart Program

•	Flexible Spending Account

Severance Benefits

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You will receive an Executive Severance Plan that provides you with severance benefits if your employment is terminated due to a Change of Control or for termination without Cause. If you are terminated without Cause you will receive salary continuation for a minimum of 12 months with 100% company paid COBRA benefits.

Employment with Ascena Retail Group, Inc. is “at will,” which means that you or Ascena Retail Group, Inc. may terminate your employment at any time, for any reason or no reason, with or without cause, and with or without prior notice or prior disciplinary action. No representatives of Ascena Retail Group, Inc. may enter into any agreement to alter your at will status or otherwise create any contract between you and Ascena Retail Group, Inc., unless signed in writing by the Chief Executive Officer, President and Director, Ascena Retail Group Inc., or the Executive Vice President, Human Resources. This offer letter is not intended to create and shall not be construed as creating a contract of employment.

Dirk, we believe you will be an outstanding addition to the Ascena team. I am confident that you will find the position challenging and that you will have the opportunity to continue your professional growth.

If you agree with our offer as specified above, please sign both copies, keep one for your records and return one to Vanessa Gilaspy via email (Vanessa.Gilaspy@ascenaretail.com) or scanned copy and return an original by mail to the address below. We are looking forward to the beginning of a mutually beneficial association!

Sincerely,

/s/ David Jaffe

David Jaffe
President and CEO ascena retail group, inc.
30 Dunnigan Drive Suffern, NY 10901

AGREED AND ACCEPTED:

/s/ Dirk Montgomery 12/26/12
Dirk Montgomery Signature / Date